Exhibit B-10

GREAT PLAINS ENERGY INCORPORATED
AND PARTICIPATING NON-UTILITY SUBSIDIARIES

AGREEMENT REGARDING THE
OPERATION OF, AND PARTICIPATION IN,
THE GREAT PLAINS ENERGY NON-UTILITY MONEY POOL

WHEREAS, Great Plains Energy Incorporated ("Great Plains Energy") has provided and/or arranged for the short-term financing needs of itself and certain of its non-utility subsidiary companies from time to time; and

WHEREAS, certain non-utility subsidiary companies have provided and/or arranged for their respective short-term financing needs from time to time through bilateral loan arrangements with other non-utility subsidiary companies; and

WHEREAS, Great Plains Energy and the undersigned non-utility subsidiary companies wish to arrange for and coordinate the short-term cash borrowing needs and investment of excess short-term cash reserves on an intercompany pooled basis through the Great Plains Energy Non-Utility Money Pool ("Money Pool"); and

WHEREAS, the Money Pool will be administered by Great Plains Energy Services Incorporated ("GPES").

NOW, THEREFORE, Great Plains Energy and each of the undersigned non-utility subsidiary companies have signed this Agreement to set forth the terms of the operation of the Money Pool, the participation therein of Great Plains Energy (as a lender to the Money Pool), the administration thereof by GPES, and the participation therein of each of the undersigned non-utility subsidiaries (as lenders to and/or borrowers from the Money Pool, each a "Participant") and those non-utility subsidiaries that shall subsequently become Participants therein by signing this Agreement or an amendment hereto.

ARTICLE I
GENERAL

1.  Only non-utility subsidiaries of Great Plains Energy are eligible to be Participants in the Money Pool. For purposes of this Agreement, a "non-utility subsidiary" is a subsidiary company of Great Plains Energy that is not a "public-utility company", as that term is defined in Section 2(7) of the Public Utility Holding Company Act of 1935, as amended from time to time (the "Act").

2.  GPES hereby undertakes to operate the Money Pool on behalf of the Participants. GPES undertakes to maintain a list of each Participant in the Money Pool. Exhibit A is a list of the Participants as of the date of this Agreement.

3.  This Agreement shall be subject to the provisions of the Act, any Rules promulgated under the Act, and any Orders issued by the Securities and Exchange Commission (the "Commission") from time to time under the Act.

4.  Upon payment of all outstanding loans from or deposits of Surplus Cash to the Money Pool, accrued interest, and its allocable share of fees to GPES, any Participant may terminate its participation in the Money Pool pursuant to this Agreement at any time.

5.  This Agreement sets forth the procedures regarding the operation of the Money Pool and the methods for each Participant to receive loans from the Money Pool or to deposit excess cash reserves ("Surplus Cash") in the Money Pool for the use by other Participants.

ARTICLE II
BORROWINGS, DEPOSITS

1.  Subject to any individual maximum borrowing limit that may be imposed by Great Plains Energy, in its sole discretion, from time-to-time, and further subject to any limits that may be imposed on a consolidated System basis and have an effect on an individual Participant's borrowing limit, and further subject to any Orders issued from time to time by the Commission under the Act, each Participant shall be entitled, on request, to borrow from the Money Pool various amounts in $1,000 increments ("Loans"), and for such period as determined by the Participant.

2.  Loans from the Money Pool shall be made in the form of open account advances. Open account advances are repayable not more than one year from the date of the first advance.

3.  Loans are payable on demand, may be prepaid without premium or penalty, and bear interest, payable monthly.

4.  All Loans by a Participant from the Money Pool shall be evidenced by book entries.

5.  If any Participant has Surplus Cash in excess of its immediate needs, it may deposit such Surplus Cash in the Money Pool. GPES, as agent for the Participants, shall pool such Surplus Cash with all other funds available when determining the amount that must be borrowed from Great Plains Energy from day to day.

6.  Any Participant may withdraw funds contributed to the Money Pool at any time.

7.  All deposits of cash in the Money Pool by Great Plains Energy, or deposits of Surplus Cash by a Participant shall be evidenced by book entries and within the appropriate individual record for each Participant.

8.  Each Participant agrees to keep GPES advised of its borrowing needs and/or Surplus Cash position. GPES shall utilize such information to determine the net borrowing needs or Surplus Cash position of the consolidated Great Plains Energy system and coordinate borrowings from Great Plains Energy to meet the net borrowing needs or arrange for the investment of Surplus Cash on behalf of the Participants.

ARTICLE III
DETERMINATION OF BORROWING RATES

1.  GPES will calculate, on a daily basis, the interest rate ("Daily Rate") applicable to all Loans by Participants from the Money Pool.

2.  The Daily Rate on Loans from the Money Pool shall equal the effective weighted average rate of interest on Great Plains Energy's outstanding commercial paper and/or revolving credit borrowings. If no such Great Plains Energy borrowings are outstanding on the date of any outstanding Loan, then the interest rate shall be the Federal Funds' effective rate of interest as quoted daily by the Federal Reserve Bank of New York. The rate to be used for weekends and holidays will be the rate on the prior business day.

3.  The Daily Rate shall be applied to the aggregate principal amount of any Loan of a Participant that remains outstanding at the end of any day.

ARTICLE IV
DETERMINATION OF DEPOSIT RATES

1.  Subject to paragraph 3 below, all deposits of cash in the Money Pool by Great Plains Energy or deposits of Surplus Cash deposited in the Money Pool by a Participant, shall earn interest at the Daily Rate as calculated by GPES pursuant to Article III.

2.  The Daily Rate shall be applied to the aggregate principal amount of any deposit of Surplus Cash that remains in the Money Pool at the end of any day.

3.  If, at any time, there is more Surplus Cash deposited by Participants in the Money Pool than is needed by other Participants (such increment of Surplus Cash to be referred to as "Excess Surplus Cash"), GPES, as Agent for the Participants that deposited such Excess Surplus Cash, shall invest such Excess Surplus Cash in temporary cash investments exempt pursuant to Rule 40 of the Act. All interest accrued on such investments shall be allocable to the Participants that deposited such Excess Surplus Cash in the Money Pool.

ARTICLE V
RECORD OF CURRENT ACCOUNTS

1.  GPES shall maintain a current daily accounting of all Loans from, or deposits of Surplus Cash in, the Money Pool by each Participant. Such accounting shall be maintained in electronic format and shall indicate the Daily Rate in effect from time to time.

2.  Upon request, GPES shall provide any Participant copies of such current accounting.

ARTICLE VI
INTEREST PAYMENTS

1.  All accrued and unpaid interest on all Loans from the Money Pool shall be payable monthly by each Participant until the principal amount of the Loan has been fully repaid.

2.  Accrued interest on all deposits in the Money Pool by Great Plains Energy or a Participant shall be disbursed to the appropriate party on a monthly basis. GPES shall be entitled to apply any such interest payable against any outstanding interest receivable that may be due for Loans that may have been outstanding by a Participant at other times during that month.

ARTICLE VII
AVAILABILITY OF FUNDS TO PARTICIPANTS

1.  Based on the individual funding requirements communicated by each Participant to GPES from time to time, GPES shall endeavor to arrange borrowings from Great Plains Energy so that the funding requirements of each Participant may be fully satisfied.

2.  Great Plains Energy may not borrow any funds from the Money Pool. Great Plains Energy, however, shall have the right to withdraw funds it has deposited in the Money Pool to the extent such funds are no longer needed to cover the borrowing needs of subsidiary Participants.

ARTICLE VIII
REPAYMENT OF LOANS

1.  All Loans are payable upon demand by GPES.

2.  Each Participant shall have the right at any time to fully repay to the Money Pool any outstanding Loan.

ARTICLE IX
TERM, GOVERNING LAW

1.  Subject to any Participant's individual right to terminate participation under this Agreement as set out in Article I, Section 5, this Agreement shall remain in effect until such date as may be approved by Great Plains Energy, GPES and each Participant.

2.  Notwithstanding the termination of participation in the Money Pool by any Participant, this Agreement shall remain in effect with respect to all other Participants.

3.  This Agreement may be amended or superseded at any time, by a written instrument signed by Great Plains Energy, GPES and each Participant.

4.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri.

[signature page follows]

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of _______, 200_.

Great Plains Energy Incorporated	KLT Inc.

By:____________________________	By:_____________________________

Innovative Energy Consultants Inc.	Home Service Solutions Inc.

By:____________________________	By:_____________________________

Kansas City Power & Light Receivables	KLT Investments Inc.
Company

By:____________________________	By:_____________________________

KLT Investments II Inc.	KLT Energy Services Inc.

By:____________________________	By:_____________________________

KLT Gas Inc.	KLT Telecom Inc.

By:____________________________	By:_____________________________

FAR Gas Acquisitions Corporation	Apache Canyon Gas, L.L.C.

By:____________________________	By:_____________________________

KLT Gas Operating Company	Forest City, LLC

By:____________________________	By:_____________________________

Copier Solutions, L.L.C.	Advanced Measurement Solutions, Inc.

By:____________________________	By:_____________________________

Municipal Solutions, L.L.C.	Telemetry Solutions, L.L.C.

By:____________________________	By:_____________________________

Custom Energy Holdings, L.L.C.	Strategic Energy, L.L.C.

By:____________________________	By:_____________________________

Exhibit A

Participants

Great Plains Power Incorporated	KLT Inc.

Innovative Energy Consultants Inc.	Home Service Solutions Inc.

Kansas City Power & Light Receivables Company	KLT Investments Inc.

KLT Investments II Inc.	KLT Energy Services Inc.

KLT Gas Inc.	KLT Telecom Inc.

FAR Gas Acquisitions Corporation	Apache Canyon Gas, LLC

KLT Gas Operating Company	Forest City, LLC

Copier Solutions, L.L.C.	Advanced Measurement Solutions, Inc.

Municipal Solutions, L.L.C.	Telemetry Solutions, L.L.C.

Custom Energy Holdings, L.L.C.	Strategic Energy, L.L.C.